 As filed with the Securities and Exchange Commission on November 8, 2023                         Registration No. 333-268820

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Allianz Life Insurance Company of North America
(Exact name of Registrant as specified in its charter)
Minnesota (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	41-1366075 (I.R.S. Employer Identification No.)
5701 Golden Hills Drive
Minneapolis, MN 55416
(800) 950-5872
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
John P. Hite, Esq.
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN 55416
(763) 765-7494
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public:  Continuously on and after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [X] Registration No. 333-268820
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer                                                   [   ]                                       Accelerated filer                                  [   ]
Non-accelerated filer                                                      [X]                                        Smaller reporting company   [   ]
(Do not check if a smaller reporting company)
EXPLANATORY NOTE
This Post-Effective Amendment No. 3 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-268820) (the “Registration Statement”) of Allianz Life Insurance Company of North America is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to include Item 16, Exhibit (a)(99), filed herewith, with the Registration Statement, which exhibit replaces the Item 16, Exhibit (a)(99) that had previously been filed with the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than the exhibit being filed with this Amendment replacing the exhibit previously filed under Item 16 of Part II as set forth below. Pursuant to Rule 462(d) of the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.  The contents of the Registration Statement are hereby incorporated by reference.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits.
99.*	Daily Adjustment Exhibit – Ex 99_IAIADV,IA+, IA+NF, IA+INC (11/23)

   * Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 8th day of November, 2023.
ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
By: /s/ Jasmine M. Jirele*
       Jasmine M. Jirele
       Chief Executive Officer, President, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 8, 2023.

Signature*	Title
Jasmine Jirele*	Director, President & Chief Executive Officer
Andreas G. Wimmer*	Director and Board Chair
Walter R. White*	Director
Udo Frank*	Director
William E. Gaumond*	Director, Senior Vice President, Chief Financial Officer and Treasurer (principal accounting officer)
Kevin E. Walker*	Director
Howard E. Woolley*	Director
Lauren K. Day*	Director

*By Power of Attorney, previously filed as Exhibit 24(c) to this Registration Statement.

     BY: /s/ John P. Hite
           John P. Hite,
           Senior Counsel – Associate General Counsel

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
99	Daily Adjustment Exhibit (11/23)